EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated January 13, 2011, relating to the consolidated financial statements of El Capitan Precious Metals, Inc., appearing in the Annual Report on Form 10K of El Capitan Precious Metals, Inc. and subsidiary for the year ended September 30, 2010.

/s/ Malone & Bailey PC

Houston, Texas
October 20, 2011